Exhibit 10.2
FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT
     THIS FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT (“Amendment”), is entered into as of the 26th day of October, 2007, is made by and between Max & Erma’s Restaurants, Inc., a Delaware corporation (the “Company”), and the Purchasers party hereto (the “Purchasers”).
WITNESSETH:
     WHEREAS, the Company and the Purchasers, are parties to that certain Note Purchase Agreement dated May 5, 2006, (the “Note Purchase Agreement”); and
     WHEREAS, the Company has requested that the Purchasers amend certain provisions of the Note Purchase Agreement, and the Purchasers have agreed to the Company’s requested amendments to the Note Purchase Agreement on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the matters set forth in the recitals and the covenants and provisions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Note Purchase Agreement or the other Purchaser Documents.
2.	Amendments to Agreement. Upon satisfaction of the conditions set forth in Section 3 hereof, the Note Purchase Agreement is hereby amended as follows.
2.1.	A new Section 3.2(e) is hereby added to the Note Purchase Agreement as follows:
     “(e) Notwithstanding the provisions of Sections 3.2(a) and 3.2(b) to the contrary, for the Quarterly Interest Payment Dates of December 31, 2007 and March 31, 2008, the Company may elect to pay interest on each Note at a Cash Rate equal to the Modified Cash Rate and increase the outstanding principal amount of each Note on each such Quarterly Interest Payment Date by an amount equal to the difference between the Cash Rate and the Modified Cash Rate set forth in Section 3.2(a) (with such amounts added to the principal amount of each Note to be treated as Principal Increases hereunder) together with such Principal Increases in respect of interest accruing at the PIK Rate. In each quarter that the Company elects to pay cash interest at the Modified Cash Rate, the Default Rate of Interest pursuant to Section 3.2(d) shall be in effect and the incremental interest shall be added to the principal amount of each Note as Principal Increases. Principal Increases added to the Notes pursuant to this Section 3.2(e) on December 31, 2007 are, collectively, the “December PIK Interest.” Any cash payments made by the Company to redeem the Principal Increases specified in this Section 3.2(e) shall be deemed to be regularly scheduled payments of interest.”

2.2.	Section 3.3 of the Note Purchase Agreement is hereby amended by deleting the word “All” from the first sentence thereof and substituting the words “Except as provided in Section 3.2(e),” therefor.

2.3.	A new Section 7.2(d) is hereby added to the Note Purchase Agreement as follows:
     “(d) On the second Banking Day of each week, the Company shall furnish the Purchasers with an updated 13-week cash flow forecast with a reconciliation of actual cash flow to forecasted cash flows for the prior week, with such cash flow forecast to be in form and substance acceptable to the Purchasers in their sole discretion. “
2.4.	A new Section 7.28 is hereby added to the Note Purchase Agreement as follows:
     “7.28 Equity Increase or Sale. The Company shall engage an investment bank of national standing, acceptable to the Purchasers in their sole discretion (the “Investment Bank”) and will diligently pursue an effort to raise equity or to sell the Company (each, a “Capital Transaction”) prior to June 30, 2008. KeyBank Capital Markets is acceptable to the Purchasers as Investment Bank. The Purchasers shall have the right to terminate the Amendment Period and exercise any available remedies under the Purchaser Documents if, at any time, the Purchasers determine in their discretion that (x) the Company is not diligently pursuing the effort to consummate a Capital Transaction, or (y) the amount of equity proposed to be raised by the Company is insufficient; provided, however, that the modification of financial covenants pursuant to Section 8.2(l) shall survive and remain effective until March 31, 2009 notwithstanding termination of the Amendment Period pursuant to this Section 7.28. If the Company does not consummate an Capital Transaction prior to June 30, 2008, then the Company will immediately commence an effort to refinance the Notes.”
2.5.	A new Section 7.29 is hereby added to the Note Purchase Agreement as follows:
     “7.29 Access. The Company shall provide to the Purchasers prompt access to (i) the Investment Bank and any other consultant or investment banker retained by the Company, on at least a semi-monthly basis, and (ii) all opinions, reports and other communications provided by the Investment Bank or any other consultant or investment banker retained by the Company; provided, however, that the Company may redact from any such materials, opinions, reports and other communications provided to the Purchasers any information contained therein solely to the extent such information is reasonably determined by the Company’s counsel to be subject to the attorney-client privilege; provided, further, that upon the Company’s reasonable request, the Purchasers shall enter into a reasonable non-reliance agreement as a condition to its receipt of any such materials, opinions, reports and other communications.”

2.6.	A new Section 7.30 is hereby added to the Note Purchase Agreement as follows:
     “7.30 Malenick Bridge Loan. The Purchasers consent to the obtaining by the Company of a $2,000,000 loan from the Investor on or prior to November 5, 2007 on terms and conditions satisfactory to the Purchasers in their sole discretion (the “Malenick Loan”). The Company will use the proceeds of the Malenick Loan only for working capital purposes. The Purchasers consent to the Malenick Loan being secured by a maximum of $1,050,000 in the Company’s right to receive a construction allowance payment of approximately $1,200,000 from South Strabane, LLC for reimbursement of tenant construction improvements to a store in Washington, Pennsylvania (the “Landlord Receivable”), provided that for purposes of clarity, such security interest is limited to $1,050,000 and limited to the Landlord Receivable. Obligations under the Malenick Loan shall be subordinated to obligations under the Note Purchase Agreement and the other Purchaser documents by a subordination agreement consistent with this Amendment and in form and substance acceptable to the Purchasers. The terms and conditions in the documents evidencing the Malenick Loan, attached hereto as Exhibits B and C, are satisfactory to the Purchasers.”
2.7.	Section 8.1(i) of the Note Purchase Agreement is hereby amended by adding the following at the end thereof:
“Notwithstanding the foregoing, the Company may make the following payments on the Malenick Loan: (a) upon receipt by the Company of any cash installment of the Landlord Receivable, the Company may pay amounts on account of the Malenick Loan equal to such cash installments, up to an aggregate of One Million Dollars ($1,000,000.00) (the “Initial Malenick Payment”) plus interest that accrues in respect of Initial Malenick Payment at a rate of 8.50% per annum, (b) thereafter, the Company may make regular cash interest payments of 8.50% per annum interest on the remaining outstanding principal amount of the Malenick Loan, provided that there does not exist an Event of Default hereunder or under the Senior Debt Documents and an Event of Default hereunder or under the Senior Debt Documents would not exist after giving effect to such payment (based on a pro forma calculation using the most recently delivered financial statements required pursuant to Section 7.2 and taking such payment into account), and (c) provided that there does not exist an Event of Default hereunder or under the Senior Debt Documents and an Event of Default hereunder or under the Senior Debt Documents would not exist after giving effect to such payment (based on a pro forma calculation using the most recently delivered financial statements required pursuant to Section 7.2 and taking such payment into account), the Company may pay the remaining outstanding principal on the earlier of (i) April 16, 2009 or (ii) the consummation of a transaction for the sale of the Company or additional equity of the Company pursuant to which the Senior Debt and the Notes have been paid in full.”

2.8.	Sections 8.2(b) and (f) of the Note Purchase Agreement are hereby deleted in their entirety and replaced in each case with “[intentionally omitted]”.
2.9.	A new Section 8.2(l) shall be added to the Note Purchase Agreement which shall read as follows:
“(l) During the Amendment Period, the Borrower shall not be required to comply with the financial covenants set forth in Sections 8.2(a)-(k) provided that during such period (1) the Company shall continue to deliver the quarterly compliance certificate pursuant to Section 7.4, including, without limitation, calculation of the financial ratios in 8.2(d) and 8.2(e), and (2) the Company shall maintain a minimum Adjusted EBITDA of (a) $750,000 for the fiscal quarter ending on October 28, 2007, (b) $2,200,000 for the fiscal quarter ending on February 17, 2008 and (c) $1,500,000 for each of the fiscal quarters ending on May 11, 2008, August 3, 2008 and October 26, 2008. For purposes of this paragraph, “Adjusted EBITDA” will include an add-back for pre-opening expenses, in addition to the other add-backs included in the definition of “Adjusted EBITDA” set forth in the Note Purchase Agreement. For the avoidance of doubt, after the termination of the Amendment Period for any reason other than pursuant to Section 7.28, the financial covenants set forth in Sections 8.2(a), (c) through (e), and (g) through (k) shall apply, and if the Amendment Period is terminated due to an Event of Default (or an Event of Default under the Senior Credit Agreement), such termination of the Amendment Period shall not operate as a waiver of such Event of Default.
2.10.	Section 8.2(k) of the Note Purchase Agreement is hereby amended by adding he following at the end thereof:
“The Company shall not permit Capital Expenditures during the fiscal year ended October 26, 2008 to exceed $2,600,000, exclusive of $800,000 already committed for the remodeling of three restaurants and exclusive of landlord remodeling allowances. From October 27, 2008 until March 31, 2009, the Company shall not permit Capital Expenditures to exceed $1,083,333, exclusive of landlord remodeling allowances.”
2.11.	Section 8.5 of the Note Purchase Agreement is hereby amended by adding the following at the end thereof:
“Between the First Amendment Effective Date and March 31, 2009, the Company shall not commit to open any new restaurants.”
2.12.	Section 10 is hereby amended by deleting the word “and” at the end of clause (o) and inserting new clauses (q) and (r) as follows::

     “(q) Senior Forbearance. The Senior Lender shall terminate the Forbearance Period (as defined in the Forbearance Agreement) prior to March 31, 2009; and
     (r) Intercreditor Agreement. The Investor shall breach any of the terms or conditions of the Intercreditor Agreement.”
2.13.	Section 12 of the Note Purchase Agreement is amended by inserting the following definitions in the proper alphabetical order therein:
“Amendment Period” means the period commencing on the First Amendment Effective Date and ending on the earliest of (i) October 27, 2008, (ii) the occurrence of an Event of Default under the Note Purchase Agreement, and (iii) the occurrence of an Event of Default under the Senior Credit Agreement.
“First Amendment” means that certain First Amendment to Note Purchase Agreement, by and among the Company and the Purchasers party thereto, dated as of the First Amendment Effective Date.
“First Amendment Effective Date” means October 26, 2007.
“Forbearance Agreement” shall mean that certain Forbearance Agreement, dated as of the date hereof, between the Senior Lender and the Company.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement among the Purchasers, the Senior Lender, the Company and the Investor, as the same may be amended from time to time in accordance with the terms therein.
“Investor” shall mean Donal H. Malenick.
“Modified Cash Rate” shall mean the three month London interbank offered rate (“Libor”), as published in the “Money Rates” section of the Wall Street Journal, on the first day of any quarterly interest period, plus one percent (1.00%), per annum; provided, however, that Libor shall be 5.00% for the period from October 1, 2007 to December 31, 2007.
3.	Amendment Fee. On the First Amendment Effective Date, the Company shall pay an amendment fee (“Amendment Fee”) of 1.00% of the outstanding principal amount of each Note, pro rata to the Purchasers, which Amendment Fee shall be fully earned as of the First Amendment Effective Date and may be paid in cash or, at the Company’s election, by adding such fee to the outstanding principal amount of each Note, on a pro rata basis as Principal Increases. On March 31, 2008, the Company shall pay an additional amendment fee (the “Incremental Amendment Fee”) of 3.00% of the outstanding principal amount of each Note, pro rata to the Purchasers, which Incremental Amendment Fee shall be fully earned as of March 31, 2008 and may be paid in cash or, at the Company’s election, by adding such fee to the outstanding principal amount of each Note, on a pro rata basis, as Principal Increases, provided that, the Purchasers shall be deemed to have waived their right to payment of the Incremental Amendment Fee in the event that either (x) the Company, pursuant to Section

3.1(a), repays the Notes in full in cash on or before March 31, 2008 or (y) the Company pays the December PIK Interest and the March 31, 2008 quarterly interest payment shall be made at the Cash Rate. In the event that the Company elects to add either the Amendment Fee or Incremental Amendment Fee to the outstanding principal amount of each Notes as provided herein, such amounts shall be treated and payable as Principal Increases pursuant to the terms of the Note Purchase Agreement.
4.	Conditions. The effectiveness of this Amendment is subject to the following conditions precedent:
4.1.	the execution and delivery of this Amendment by the Company and the Purchasers;

4.2.	the execution and delivery of the Forbearance Agreement among the Company and the Senior Lender, substantially in the form attached hereto as Exhibit “A”;

4.3.	the execution and delivery of the Convertible Promissory Note, dated as of the date hereof, issued by the Company and payable to the Investor, substantially in the form attached hereto as Exhibit “B”;

4.4.	the execution and delivery of the Security Agreement, dated as of the date hereof, between the Company and the Investor, substantially in the form attached hereto as Exhibit “C”;

4.5.	the execution and delivery of the Intercreditor Agreement by the parties thereto, substantially in the form attached hereto as Exhibit “D”;

4.6.	evidence satisfactory to the Purchasers of the receipt by the Company of not less than $2 million in cash in immediately available funds from the Investor;

4.7.	the Company shall have paid all reasonable fees, costs and expenses of the Purchasers in connection with this Amendment, including, without limitation, the fees, costs and expenses of Proskauer Rose, LLP.
5.	Representations and Warranties. The Company hereby represents and warrants to each Purchaser as follows:
5.1.	the outstanding principal amount of the Notes as of October 1, 2007 is $7,043,500.

5.2.	the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

5.3.	the Company has the power and authority to execute, deliver and perform its obligations under this Agreement;

5.4.	the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any governmental agency);

5.5.	this Amendment, the Note Purchase Agreement and the other Purchaser Documents to which the Company is a party constitute the legal, valid and binding obligation of the Company, enforceable against such Person in accordance with their terms;

5.6.	no Default or Event of Default exists or shall exist immediately following the consummation of the transactions contemplated hereby;

5.7.	all representations and warranties by the Company contained in the Note Purchase Agreement that are qualified by materiality or Material Adverse Effect are true and correct and that are not so qualified are true and correct in all material respects as of the date hereof, except to the extent made as of a specific date, in which case each such representation and warranty shall be true and correct as of such date; and

5.8.	by its signatures below, the Company agrees that it shall constitute an Event of Default if any representation or warranty made herein should be false or misleading in any material respect.
6.	No Waiver. Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Note Purchase Agreement or any of the other Purchaser Documents and nothing contained herein shall constitute a course of conduct or dealing among the parties hereto. Except as expressly stated herein, each Purchaser reserves all rights, privileges and remedies under the Purchaser Documents. Except as amended hereby, the Note Purchase Agreement and the other Purchaser Documents remain unmodified and in full force and effect. All references in the Purchaser Documents to the Note Purchase Agreement shall be deemed to be references to the Note Purchase Agreement as amended hereby.
7.	Counterparts. This Amendment may be executed by one or more of the parties to this Amendment and any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.
8.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Purchasers and their successors and permitted assigns.
9.	Further Assurance. The Company hereby agrees from time to time, as and when requested by the Purchasers, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Purchasers may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Amendment, the Note Purchase Agreement and the Purchaser Documents.
10.	GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE.
11.	Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this

Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.
12.	Reaffirmation. The Company hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Purchaser Documents to which it is a party (after giving effect hereto). The Company hereby consents to this Amendment and acknowledges that each of the Purchaser Documents remains in full force and effect and is hereby ratified and reaffirmed. Except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Purchasers, constitute a waiver of any provision of any of the Purchaser Documents or serve to effect a novation of the obligations under the Note Purchase Agreement.
13.	Acknowledgment of Rights; Release of Claims. The Company hereby acknowledges that: (a) it has no defenses, claims or set-offs to the enforcement by any Purchaser of the liabilities, obligations and agreements of the Company under the Note Purchase Agreement or other Purchaser Documents on the date hereof; (b) to its knowledge, each Purchaser has fully performed all undertakings and obligations owed to it as of the date hereof; (c) except to the limited extent expressly set forth in this Amendment, no Purchaser waives, diminishes or limits any term or condition contained in the Note Purchase Agreement or any of the other Purchaser Documents; and (d) the Purchasers may enforce the payment of the liabilities and the performance of the obligations of the Company as set forth in the Purchaser Documents and as provided by applicable law. All rights and remedies available to the Purchasers either under the Purchaser Documents, at law or in equity, are preserved. In consideration of the Purchasers’ agreements contained in this Amendment, the Company hereby irrevocably releases and forever discharges each Purchaser (in such capacity) and their respective Affiliates, and each such Person’s respective directors, officers, employees, agents, attorneys and representatives (each, a “Released Person”) of and from all damages, losses, claims, demands, liabilities, obligations, actions or causes of action whatsoever which the Company may now have or claim to have against any Released Person for or because of any matter or thing done, omitted or suffered to be done or omitted by any of the Released Persons prior to and including the date hereof and on account of or in any way concerning, arising out of or founded upon the Note Purchase Agreement or any other Purchaser Document, whether presently known or unknown and of every nature and extent whatsoever. The provisions of this Paragraph 14 shall survive the termination of the Note Purchase Agreement and payment in full of the obligations thereunder.
14.	Negotiations. The Company stipulates and agrees that each of the Purchaser Documents and this Amendment are products of and result from arms-length negotiations between the parties and that neither the Purchasers nor any other party has exerted or attempted to exert improper or unlawful pressure in connection with the execution or delivery of this Amendment or any of the Purchaser Documents. Without in any way limiting the foregoing, each of the parties hereto stipulates and agrees that at all times during the course of the negotiations surrounding the execution and delivery of the Purchaser Documents and this Amendment, such party has, to the extent deemed necessary or advisable in its sole discretion, been advised and assisted by competent counsel of its own choosing, and that counsel has been present and actively participated in the negotiations surrounding the Purchaser Documents and this Amendment.

     The parties hereto have caused this Amendment to be duly executed by their respective duly authorized officers as of the date first written above.

COMPANY: MAX & ERMA’S RESTAURANTS, INC.
By:	/s/ William C. Niegsch, Jr.
	Name:	William C. Niegsch, Jr.
	Title:	Chief Financial Officer

[First Amendment to Note Purchase Agreement]

PURCHASERS: FM MEZZANINE PARTNERS LLC
By:	GSO Debt Funds Management LLC as Subadvisor to FriedbergMilstein LLC
By:	/s/ Lee M. Shaiman
	Name:	Lee M. Shaiman
	Title:	Authorized Signatory

[First Amendment to Note Purchase Agreement]